Filed pursuant to Rule 433
CUSIP: 48245ABH3	Registration No. 333-141868
ISIN: US48245ABH32	(Relating to Prospectus Supplement dated April 9, 2007
and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated October 19, 2007

Issuer: KfW	Title of Securities: U.S. $250,000,000 5.125% Callable Notes Due November 14, 2012

Aggregate Principal Amount: U.S. $250,000,000	Interest Rate: 5.125 % per annum

Original Issue Date: November 14, 2007	Maturity Date: November 14, 2012

Interest Commencement Date: November 14, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date: May 14, 2008
Interest Payment Date(s): semi-annually in arrears on May 14 and November 14 in each calendar year from and including May 14, 2008 up to and including the Maturity Date
Redemption:     ☑ Yes          ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): N/A
Redemption Date (as provided in para. 2 of §7 of the Conditions): November 14, 2008
Minimum Redemption Notice Period: 10 New York Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:     ☐ Yes          ☑ No
Repayment Date(s): N/A
Minimum Repayment Notice Period: N/A
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): N/A
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S. $1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”): ☐ Yes ☑ No
Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:      )
Other Terms of Notes:
N/A

Price to Public: 100.0% plus accrued interest, if any, from November 14, 2007
Dealers: Goldman, Sachs & Co.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-471-2526.
Prospectus Supplement and Prospectus

2